Exhibit 3.1

Amendments to By-laws

Article IV, Section 1, is hereby deleted in its entirety and replaced with the following:

“Section 1.  Shares of Stock.  The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated.  Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, the Chairman or Vice-Chairman of the Board, the Chief Executive Officer, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the class and number of shares of record owned by such stockholder in the Corporation.  Any or all of the signatures may be a facsimile.”

Article IV, Section 2, is hereby deleted in its entirety and replaced with the following:

“Section 2.  Transfer of Shares of Stock.  Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws.  Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the books of the Corporation by an entry showing from and to whom transferred.”

Article IV, Section 5, is hereby deleted in its entirety and replaced with the following:

“Section 5.  Regulations.  The issue, transfer, conversion and registration of shares of stock shall be governed by such other regulations as the Board of Directors may establish.”